Exhibit 5.2

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460
www.lw.com
FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
July 26, 2021	Frankfurt	San Francisco
	Hamburg	Seoul
Arqit Quantum Inc.	Hong Kong	Shanghai
1st Floor, 3 More London Riverside	Houston	Silicon Valley
London SE1 2RE	London	Singapore
United Kingdom	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re:    Arqit Quantum Inc. - Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as special counsel to Centricus Acquisition Corp., a Cayman Islands exempted limited liability company (“Centricus”), in connection with the proposed issuance by Arqit Quantum Inc. (the “Company”) of (i) 43,125,000 ordinary shares of the Company, $0.0001 par value per share (the “Shares”), (ii) 14,891,667 warrants to acquire ordinary shares of the Company (the “Warrants”) to be issued pursuant to that certain warrant agreement (the “Original Warrant Agreement”), dated as of February 3, 2021 between Centricus and Continental Stock Transfer & Trust Company (the “Warrant Agent”), as modified by an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”) to be entered into by and among Centricus, the Company and the Warrant Agent, and (iii) 14,891,667 ordinary shares of the Company underlying the Warrants (the “Warrant Shares”). The Shares, the Warrants and the Warrant Shares are included in a registration statement on Form F-4 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on May 28, 2021 (Registration No. 333-256591) (as amended, the “Registration Statement”) relating to the business combination contemplated by the Business Combination Agreement, dated as of May 12, 2021 (the “Business Combination Agreement”) by and among, Centricus, the Company and the other parties thereto. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the proxy statement/prospectus contained therein, other than as expressly stated herein with respect to the issuance of the Warrants.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and we express no opinion with respect to any other laws. Various matters concerning the laws of Cayman Islands are addressed in the opinion of Maples and Calder (Cayman) LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and, to the extent such matters are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers, European lawyers or managers authorised by the SRA. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

July 26, 2021

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Warrant holders and have been issued by the Company in the manner contemplated by the Business Combination Agreement, the Warrant Assumption Agreement and the Original Warrant Agreement, the issue and sale of the Warrants will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Warrant Assumption Agreement and the Original Warrant Agreement.

Our opinion set forth herein is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants, the Warrant Assumption Agreement and the Original Warrant Agreement have been or will be duly authorized, executed and delivered by the parties thereto, (b) that the Warrants constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

July 26, 2021

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP